FOR IMMEDIATE RELEASE

EMCORE Regains Compliance with NASDAQ Listing Rule 5250(c)(1)

ALBUQUERQUE, NM--(Marketwire – January 11, 2011) - EMCORE Corporation (NASDAQ:EMKR - News), a leading provider of compound semiconductor-based components, subsystems and systems for the fiber optics and solar power markets,  today reported that it has received a letter, dated January 11, 2011 from the NASDAQ Listing Qualifications Department stating that the Company has regained compliance with NASDAQ Listing Rule 5250(c)(1), by filing with the SEC its Annual Report on Form 10-K for the fiscal year ended September 30, 2010 on January 10, 2011. Rule 5250(c)(1) requires that NASDAQ listed companies file their required periodic financial reports with the Securities and Exchange Commission on a timely basis. Because the Company was able to regain compliance with NASDAQ Listing Rule 5250(c)(1) before the deadline NASDAQ had established for the Company to submit a plan for regaining compliance, the Company is no longer required to submit such a plan to NASDAQ.

About EMCORE:

EMCORE Corporation is a leading provider of compound semiconductor-based components, subsystems and systems for the fiber optics and solar power markets. EMCORE's Photonic Systems segment is the leading developer and manufacturer of fiber-optic systems and components for a wide range of commercial and military applications including microwave fiber-optic signal transmission and processing, satellite earth-stations, fiber-optic gyroscopes, and terahertz sensing. EMCORE's Fiber Optics segment offers optical components, subsystems and systems that enable the transmission of video, voice and data over high-capacity fiber optic cables for high-speed data and telecommunications, cable television (CATV) and fiber-to-the-premises (FTTP) networks. EMCORE's Solar Power segment provides solar products for satellite and terrestrial applications. For satellite applications, EMCORE offers high-efficiency compound semiconductor-based gallium arsenide (GaAs) solar cells, covered interconnect cells and fully integrated solar panels. For terrestrial applications, EMCORE offers concentrating photovoltaic (CPV) systems for utility scale solar applications as well as offering its high-efficiency GaAs solar cells and CPV components for use in solar power concentrator systems. For specific information about our company, our products or the markets we serve, please visit our website at http://www.emcore.com.

Contact:

EMCORE Corporation
Mark Weinswig
Chief Financial Officer
(505) 332-5000
info@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
vic@ttcominc.com

Emcore Corporation  |  10420 Research Road, SE  |  Albuquerque, NM 87123 USA  |  P 505 332 5000  |  F 505 332 5038  |  W www.emcore.com